Exhibit 99.1

ZOLL Medical Corporation Announces Second Quarter Results

~Record Second Quarter Revenues Achieved~

CHELMSFORD, Mass.--(BUSINESS WIRE)--April 29, 2010--ZOLL Medical Corporation (NasdaqGS: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced that revenues for the second quarter of fiscal 2010 increased 15% to $107.1 million, compared to revenues in the second quarter of last year of $92.7 million. Revenue results included a positive foreign exchange impact of approximately $2.2 million, compared to the second quarter of fiscal 2009. The results also included approximately $4.0 million of revenue derived from the Temperature Management business, whose assets were acquired from Alsius Corporation in May 2009. Net income was $3.7 million for the quarter, an increase of 105%, compared to $1.8 million in the prior year. Diluted earnings per share were $0.17, compared to $0.08 in the prior year. Backlog at the end of the second quarter was approximately $22.2 million, as compared to approximately $8.0 million at the end of Q2 2009.

Second quarter sales to the North American market were $81.0 million, an increase of 16%, compared to $70.1 million for the prior-year period. Sales to the North American hospital market, including $2.3 million related to the Temperature Management business, increased 41% to $24.7 million, compared to $17.5 million for the same period last year. North American hospital revenues included US Military/Big Government sales of $4.0 million in the second quarter of fiscal 2010, compared to $1.4 million for the same period in the prior year. Excluding Military and Temperature Management, North American hospital sales increased 15%, compared to the same period last year. Sales to the North American pre-hospital market increased 6% to $49.9 million, compared to $47.1 million in the prior year. International sales, including $1.7 million related to the Temperature Management business, increased 15% to $26.1 million, compared to $22.7 million last year. LifeVest® revenues increased 59% to $16.7 million. Total AutoPulse® sales increased 12% to $4.5 million, compared to $4.0 million in the second quarter of last year.

Gross margin for the second quarter was 55%, compared to 52% in the second quarter of fiscal 2009. The increase primarily reflected improved pricing in the North American core defibrillator business. Other contributors included a positive impact from foreign exchange on foreign sales and an increased mix of sales from the LifeVest product, partially offset by the inclusion of our Temperature Management product sales.

Richard A. Packer, Chief Executive Officer of ZOLL, commented, “Q2 was another solid quarter for ZOLL. We are pleased with our overall revenue growth. Our revenue growth in Q2 was primarily driven by growth in the LifeVest and the inclusion of the Temperature Management business.”

Commenting further on the year, Mr. Packer stated, “While the North American Hospital and EMS environments continue to face spending constraints, we are pleased to see our second consecutive quarter in which our core North American hospital defibrillator revenues have grown relative to the comparable quarter in the prior year. The Military business also had good revenues compared to the prior year. Excluding the positive impact of foreign exchange rates and the Temperature Management business, our International operations were relatively consistent with the prior year.”

Mr. Packer concluded, “On an overall basis, the year is progressing well. The LifeVest and Temperature Management businesses are providing good growth opportunities. We expect our level of profitability to grow as we gain leverage in these high-growth businesses. We are pleased that we were able to exceed our earnings objective for Q2 while also building our backlog. While Q2 was definitely another step in the right direction, we remain cautiously optimistic on the recovery of our core defibrillator business. Accordingly, we are not changing our expectations for the second half of 2010, although we now expect total year earnings to be in the mid-80 cents range, reflecting our strong Q2.”

ZOLL will host a conference call on Thursday, April 29, 2010 at 10:30 a.m. EDT to discuss its second quarter financial results. This conference call will be accessible on the Company’s home page at www.zoll.com. Recorded replays of this conference call will be available on the web page beginning later that day.

About ZOLL Medical Corporation

ZOLL Medical Corporation develops and markets medical devices and software solutions that help advance emergency care and save lives, while increasing clinical and operational efficiencies. With products for defibrillation and monitoring, circulation and CPR feedback, data management, fluid resuscitation, and therapeutic temperature management, ZOLL provides a comprehensive set of technologies which help clinicians, EMS and fire professionals, and lay rescuers treat victims needing resuscitation and critical care.

A NASDAQ Global Select company and a Forbes 100 Most Trustworthy Company for the past three years, ZOLL develops and manufactures its products in the United States, in California, Colorado, Illinois, Massachusetts, Pennsylvania, and Rhode Island. More than 400 direct sales and service representatives, 1,100 business partners, and 200 independent representatives serve our customers in over 140 countries around the globe. For more information, visit www.zoll.com.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding revenues, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company's Quarterly Report on Form 10-Q filed with the SEC on February 11, 2010. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

© 2010 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AutoPulse, LifeVest, and ZOLL are registered trademarks of ZOLL Medical Corporation. All trademarks are property of their respective owners.

(Financial Results to Follow)

ZOLL MEDICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 4, 2010	September 27, 2009
ASSETS
Current assets:
Cash and cash equivalents	$44,408	$51,061
Short-term investments	7,206	7,583
Accounts receivable, net	83,481	80,535
Inventory	74,750	69,700
Prepaid expenses and other current assets	21,800	21,240
Total current assets	231,645	230,119
Property and equipment, net	48,627	40,640
Other assets, net	101,245	101,088
	$381,517	$371,847
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current and other liabilities:
Accounts payable	$22,561	$20,036
Accrued expenses and other liabilities	64,753	71,253
Total liabilities	87,314	91,289
Total stockholders’ equity	294,203	280,558
	$381,517	$371,847

ZOLL MEDICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 4, 2010	March 29, 2009	April 4, 2010	March 29, 2009
Net sales	$107,058	$92,708	$212,270	$182,170
Cost of goods sold	48,358	44,563	97,399	87,112
Gross profit	58,700	48,145	114,871	95,058
Expenses:
Selling and marketing	32,472	27,632	64,083	54,181
General and administrative	9,403	7,993	18,914	15,626
Research and development	11,292	10,116	22,655	18,085
Total expenses	53,167	45,741	105,652	87,892
Income from operations	5,533	2,404	9,219	7,166
Other income (expense)	248	237	226	(632)
Income before taxes	5,781	2,641	9,445	6,534
Tax expense	2,125	859	3,479	1,858
Net income	$3,656	$1,782	$5,966	$4,676
Earnings per share:
Basic	$0.17	$0.08	$0.28	$0.22
Diluted	$0.17	$0.08	$0.28	$0.22
Weighted average common shares:
Basic	21,369	21,077	21,292	21,069
Diluted	21,759	21,160	21,625	21,219

CONTACT:
ZOLL Medical Corporation
A. Ernest Whiton, 978-421-9655
Chief Financial Officer